--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / Check this box if no                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number:       3235-0287
    longer subject to                                                                                   Expires: December 31, 2001
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
    continue.  See                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    Instruction 1(b).

(Print or type responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                Precision Optics Corporation, Inc.               to Issuer (Check all applicable)
                                                                    (POCI)                       X  Director             10% Owner
Pitlor             Joel             R.                                                         ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)         12/99               -----------------  ------------------
19 Chalk Street
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
Cambridge          MA               02139                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               1000     D       9.25                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               1000     D       8.875                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               900      D       8.625                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               900      D       8.625                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               500      D       9.28                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               100      D       8.873                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               100      D       8.75                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               1000     D       9.28                          D
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 1 of 7
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                              Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / Check this box if no                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number:       3235-0287
    longer subject to                                                                                   Expires: December 31, 2001
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
    continue.  See                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    Instruction 1(b).

(Print or type responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                Precision Optics Corporation, Inc.               to Issuer (Check all applicable)
                                                            (POCI)                               X  Director             10% Owner
Pitlor             Joel             R.                                                         ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)         12/99               -----------------  ------------------
19 Chalk Street
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
Cambridge          MA               02139                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               100      D       9.28                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               100      D       9.25                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/17/99    S               200      D       8.875                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/21/99    S               1000     D       8.75                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/21/99    S               500      D       8.75                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/21/99    S               500      D       10.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/22/99    S               1000     D       11.41                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               500      D       10.63                         D
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 2 of 7
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                              Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / Check this box if no                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number:       3235-0287
    longer subject to                                                                                   Expires: December 31, 2001
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
    continue.  See                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    Instruction 1(b).

(Print or type responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                Precision Optics Corporation, Inc.               to Issuer (Check all applicable)
                                                           (POCI)                                X  Director             10% Owner
Pitlor             Joel             R.                                                         ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)         12/99              -----------------  ------------------
19 Chalk Street
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
Cambridge          MA               02139                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               500      D       10.50                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               500      D       10.13                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               2000     D       10.50                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               500      D       10.63                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               500      D       11.25                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               500      D       11.31                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               1000     D       10.06                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               1000     D       10.75                         D
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 3 of 7
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                              Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / Check this box if no                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number:       3235-0287
    longer subject to                                                                                   Expires: December 31, 2001
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
    continue.  See                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    Instruction 1(b).

(Print or type responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                Precision Optics Corporation, Inc.               to Issuer (Check all applicable)
                                                           (POCI)                                X  Director             10% Owner
Pitlor             Joel             R.                                                         ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)         12/99              -----------------  ------------------
19 Chalk Street
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
Cambridge          MA               02139                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               1000     D       11.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/27/99    S               1000     D       11.50                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/28/99    S               2000     D       13.50                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/28/99    S               1000     D       12.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/29/99    S               100      D       16.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/29/99    S               1000     D       17.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/29/99    S               900      D       16.13                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/29/99    S               1000     D       15.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 4 of 7
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                              Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / Check this box if no                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number:       3235-0287
    longer subject to                                                                                   Expires: December 31, 2001
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
    continue.  See                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    Instruction 1(b).

(Print or type responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                Precision Optics Corporation, Inc.               to Issuer (Check all applicable)
                                                           (POCI)                                X  Director             10% Owner
Pitlor             Joel             R.                                                         ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)         12/99              -----------------  ------------------
19 Chalk Street
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
Cambridge          MA               02139                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               1000     D       19.63                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               1000     D       19.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               500      D       18.25                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               500      D       17.84                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               500      D       18.50                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               1000     D       20.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               1000     D       19.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               100      D       18.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 5 of 7
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                              Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / Check this box if no                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number:       3235-0287
    longer subject to                                                                                   Expires: December 31, 2001
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
    continue.  See                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    Instruction 1(b).

(Print or type responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                Precision Optics Corporation, Inc.               to Issuer (Check all applicable)
                                                           (POCI)                                X  Director             10% Owner
Pitlor             Joel             R.                                                         ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)         12/99              -----------------  ------------------
19 Chalk Street
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
Cambridge          MA               02139                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               400      D       17.81                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               500      D       18.69                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               500      D       18.69                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               500      D       18.69                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         12/30/99    S               117      D       18.69       96,200            D
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 6 of 7
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                              Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



FORM 4 (continued)          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:






                                                                                   /s/ Joel R. Pitlor                     1/7/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              Joel R. Pitlor

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                         Page 7 of 7
